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                                                                   EXHIBIT 4(a)


               RESTATED AND AMENDED INVESTMENT ADVISORY AGREEMENT

     RESTATED AND AMENDED AGREEMENT made this 1st day of May, 1981 by and between CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B) (the "Separate Account") and CONTINENTAL ASSURANCE COMPANY (the "Company").

     1. The Company will furnish the Separate Account with investment advisory services, statistical services, research facilities and services, will supervise the composition of the Separate Account's portfolio continuously and will effect such changes therein as the Company deems advisable, including the nature, timing and manner of effectuating such changes. The Company, at its own expense, shall furnish office space to the Separate Account and shall pay the salaries and fees of Officers and Committee Members of the Separate Account. The compensation for those services shall be an investment advisory fee payable monthly, computed at the annual rate of 1/2 of 1% of the average daily net asset value of the Separate Account.

     2. The Company shall bear the following expenses of the Separate Account and shall be compensated as provided below:

          (a) All costs and expenses incident to compliance with federal and state regulations applicable to any public offering of Investment Units of the Separate Account, for cash or otherwise, including those relating to the registration of Investment Units under the Securities Act of 1933, as amended, the qualification of Investment Units under state securities laws, the printing or other reproduction and distribution of any registration statement (and all amendments thereto) under the Securities Act of 1933, as amended, the preliminary and final prospectuses included therein (to the extent such prospectuses are distributed to persons who, at the time of the distribution of such prospectuses, are participants in the Separate Account) and any other necessary documents required by federal and state regulations applicable to any such public offering;

          (b) All fees involved in registering and maintaining registrations of the Separate Account and of its Investment Units with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended;

          (c) All charges and expenses of any custodian appointed by the Separate Account for the safekeeping of its cash, portfolio securities and other property, other than fees and expenses relating to the lending of portfolio securities;

          (d) All charges and expenses of independent auditors;

          (e) All expenses of meetings of the participants and of the Committee and of preparing, printing and mailing proxy statements and quarterly, semi-annual and annual reports to participants;

          (f) All charges and expenses of legal counsel in connection with matters relating to the Separate Account, including without limitation, legal services rendered in connection with the Separate Account's registrations and qualifications of securities under federal, state and other laws;

          (g) All the expenses of keeping the general accounts and records of the Separate Account; and

          (h) All postage expenses of the Separate Account (other than those relating to the mailing of prospectuses to persons who, at the time of such mailing, are not participants in the Separate Account and to the mailing of sales literature).

As compensation for bearing the expenses set forth in this paragraph, the Company shall be paid a monthly service fee by the Separate Account, computed at the annual rate of 0.33 of 1% of the average daily net asset value of the Separate Account.


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     3. The Company shall bear, without compensation, the following expenses of the Separate Account:

          (a) All costs and expenses relating to the printing or other reproduction and distribution of preliminary and final prospectuses to persons who, at the time of the distribution of such prospectuses, are not participants in the Separate Account;

          (b) All costs and expenses relating to the advertising of Investment Units of the Separate Account, including without limitation, the overhead allocated to the supervision of brokers and dealers selling Investment Units and the printing and mailing of sales literature;

          (c) All costs and expenses relating to the printing or other reproduction and distribution of any underwriting documents incident to a public offering of Investment Units of the Separate Account, and review by the National Association of Securities Dealers, Inc. of any underwriting arrangement; and

          (d) All other expenses primarily intended to result in the sale of Investment Units of the Separate Account.

     4. Notwithstanding the provisions of Section 1 hereof, the Separate Account shall pay all fees and expenses attributable to the lending of its portfolio securities.

     5. This Agreement shall not be materially amended without the affirmative vote or written consent of the holders of a majority of the outstanding Investment Units of the Separate Account.

     6. This Agreement may be terminated at any time by either party, without the payment of any penalty, on sixty days written notice. Such action may be taken by the Company or by either the Committee of the Separate Account or the holders of a majority of its outstanding Investment Units.

     7. This Agreement shall terminate automatically in the event of its assignment.

     8. This Agreement shall become effective at the close of business on May 1, 1981 and shall continue in force for one year from such date and indefinitely thereafter, but only so long as the continuance after such year shall be specifically approved at least annually by the vote of a majority of the members of the Committee of the Separate Account who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     IN WITNESS WHEREOF, the Separate Account and the Company have caused this Agreement to be duly executed the day and year above written.

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                                               CONTINENTAL ASSURANCE COMPANY
                                               SEPARATE ACCOUNT (B)

                                               By: /s/ DONALD C. RYCROFT
                                                       Chairman
ATTEST:  /s/   ROBERT E. WETZEL
               Secretary

                                               CONTINENTAL ASSURANCE COMPANY

                                               By: /s/ DONALD C. RYCROFT
                                                       Vice President
ATTEST:  /s/   THOMAS R. IGLESKI
               Corporate Secretary
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